Exhibit 10.1

Steel Services Ltd.
590 Madison Ave, 32 Floor
New York. NY 10022

August 2, 2023

Ryan O’Herrin

Sent via email

PRIVILEGED & CONFIDENTIAL

Dear Ryan:

We are pleased to offer you employment as Chief Financial Officer (“CFO”) of Steel Services Ltd. (the “Company”). This letter sets forth the general terms and conditions of your employment with the Company.

In your position, you will directly report to our Executive Chairman, Warren Lichtenstein. The specific terms of your employment are as follows:

1. You will receive an annual base salary of $375,000 paid in installments according to the Company’s standard payroll practices and subject to all applicable deductions and withholdings. Your salary will be subject to an annual review, first performance review to occur by end of 2023 calendar year, based upon personal performance, company performance, and market conditions. Any compensation increase is considered discretionary and subject to the approval of the Compensation Committee of the Board of Directors of the Company.

2. You will be a participant in the annual short-term incentive plan (“STIP”) at a target level of 50% of your annual base salary which will not be pro-rated to your start date. Please note that all bonuses are subject to the sole discretion of the Compensation Committee of the Board of Directions of the Company pursuant to the terms of the applicable Bonus Plan. Any increase in compensation or bonus is subject to the approval of the Compensation Committee of the Board of Directors of the Company.

3. Additionally, you will be eligible to participate in the Long-Term Incentive Plan (“LTIP”). Your participation level is a $450,000 target for the performance period beginning 2022 through 2024, pro-rated based on your start date. This long-term incentive plan payment would be paid after the end of the performance period after audit (payment in 2025).  You will also begin your participation in the LTIP 2023 through 2025 Plan. Please note that all bonuses are subject to the sole discretion of Steel Partners Holding L.P. (“SPLP”) Compensation Committee Compensation of the Board of Directors pursuant to the terms of the applicable Bonus Plan.    Any increase in compensation or bonus is subject to the approval of the SPLP Compensation Committee.

4. You will receive a lump-sum sign on bonus in the amount of $10,000 in first available pay cycle after August 7, 2023.

Steel Services Ltd.
590 Madison Ave, 32 Floor
New York. NY 10022

5. You will be eligible to participate in the Company’s Health, Dental, Vision, Disability and Life Insurance plans. In addition, you will be eligible to participate in the Company’s 40l(k) Savings Plan provided to all employees. All benefit and compensation programs are subject to change and prior service credit will be applied to all applicable benefits.

6. You will receive twenty (20) days of paid vacation time annually which is accrued per paycheck. All vacation benefits are subject to change by the Company at any time and vacation and/or holiday requests require preapproval by your manager.

We would expect that should you accept this offer of employment by August 2, 2023, and you would begin employment with the Company on a determined date between you and our Executive Chairman.

As Steel Services Ltd. an employee, you will be expected to abide by all Company policies and procedures. If you choose to accept our offer of employment, you will be required to execute various documents which include a Code of Ethics, Confidentiality and Conflict of Interest. This offer is also contingent upon. (i) completion of a drug screen, (ii) a reference and background screening, and (iii) documentation that you can legally work in the United States upon your start date.

Additionally, as a Steel Services Ltd employee, you will be expected to complete the Steel Sports Foundations of Positive Coaching course. Steel Sports is a social impact organization committed to creating a new standard in youth sports and coaching, while forging the next generation of leaders and creating a positive experience for over 100,000 athletes and their families each year. When a kid plays for Steel Sports, success comes in many forms: on the field, in the classroom, within their community, at home and in a career. We believe this course is instrumental in aligning company culture and increases performance, as teamwork in sports is directly translatable to teamwork in the office. After completing this course in your first year, you will be expected to meet coursework requirements through our Steel Sports coaching system, which will be assigned to you annually to further our culture of positive team environment and growth mindset.

By signing this letter and accepting the Company’s offer of employment, you represent that your acceptance of the offer does not, and will not, cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on your_ ability to fully perform the duties of the position offered. You further agree that you will not bring with you or use in the performance of your responsibilities for the Company any materials or documents containing confidential, proprietary, trade secret or similar information of a former employer. The Company wants to emphasize that it does not wish you to bring any confidential or proprietary materials of any former employer that would violate any obligations you may have to your former employer.

Steel Services Ltd.
590 Madison Ave, 32 Floor
New York. NY 10022

This offer letter shall not be construed to obligate the Company to continue or guarantee an employment relationship with you. It is hereby understood and agreed that should you accept this offer of employment you will be an employee-at-will and thus, you may terminate your employment at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause and with or without notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of the officer of the Company.

This offer letter comprises the entire description of your compensation, and fully supersedes all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.

We are looking forward to you joining Steel Services. Please call me with any questions or comments you may have.

Very truly yours,

/s/ Stephanie McKinney
Stephanie McKinney
Chief Human Resources Officer Steel Services, Ltd

cc:	Warren Lichtenstein
Jack Howard

AGREED AND ACCEPTED:

/s/ Ryan O’Herrin
Ryan O’Herrin

Date: August 3, 2023

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